EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 2007 Omnibus Incentive Plan of our reports dated August 27, 2007, with respect to the consolidated financial statements of Sun Microsystems, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2007, and the effectiveness of internal control over financial reporting of Sun Microsystems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 5, 2007